EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
ImClone Systems Incorporated:

We consent to the use of our report dated March 22, 2002, with respect to the consolidated balance sheets of ImClone Systems Incorporated and  subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference.

Our report refers to a change in the method of revenue recognition for certain upfront non-refundable fees in 2000.

                                                                                                            /s/KPMG LLP
                                                                                                            KPMG LLP

Princeton, New Jersey
November 26, 2002